                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


                      LANNETT COMPANY, INC AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                 THREE MONTHS ENDED SEPTEMBER 30
                                               2003              2003                      2002            2002
                                            ----------------------------------------------------------------------
                                            Net Income          Shares                  Net Income        Shares
Basic earnings per share factors            $3,424,385        20,040,102                $2,551,653      19,905,904

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                           227,416                                   132,977
                                                              ----------------------------------------------------


Diluted earnings per share factors          $3,424,385        20,267,518                $2,551,653      20,038,881
                                            ----------        ----------                ----------      ----------


Basic earnings per share                    $     0.17                                  $     0.13

Diluted earnings per share                  $     0.17                                  $     0.13


Options to purchase 13,759 shares, 10,001 shares, 47,625 shares, 280,203 shares, 40,815 shares and 7,500 shares of common stock at $0.75 per share, $2.30 per share, $4.63 per share, $7.97 per share, $11.27 per share and $18.72 per share respectively, were outstanding at September 30, 2003. Of these options, 392,403 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 23,753 shares, 55,284 shares, 45,000 shares, 15,000 shares, 1,125 shares, and 57,750 shares of common stock at $0.53 per share, $0.75 per share, $0.92 per share, $2.30 per share, $2.52 per share, and $4.63 per share respectively, were outstanding at September 30, 2002. Of these options, 141,812 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share.

NOTE: ALL SHARE AMOUNTS HAVE BEEN RESTATED TO REFLECT A 3 FOR 2 STOCK SPLIT, EFFECTIVE FEBRUARY 14, 2003.



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